Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

STANDARD PARKING CORPORATION

Standard Parking Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.  The name of the corporation is Standard Parking Corporation (the “Corporation”).

2.  The date of the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 24, 1981, under the name 120 Oakland Place, Inc.

3.  Pursuant to Sections 242 and 245 of the DGCL, this Second Amended and Restated Certificate of Incorporation (this “Certificate”) amends and restates the original Certificate of Incorporation, as amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 24, 1994, as further amended.  This Certificate amends, restates and supersedes in its entirety the provisions of the Certificate of Incorporation of this Corporation as heretofore amended.

4.  The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“Article I

Section 1.01                                Name of Corporation.  The name of the corporation is:

Standard Parking Corporation

Article II

Section 2.01                                Registered Office and Registered Agent. The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

Article III

Section 3.01                                Nature of Business.  The nature of the business and the purposes to be conducted and promoted by the Corporation are as follows:

To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

Section 4.01                                Authorized Capital Stock.  The total number of shares of stock that the Corporation shall have authority to issue is 12,100,010, of which (i) 12,100,000 shares shall be shares of Common Stock, par value $0.00l per share (the “Common Stock”) and (ii) 10 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. Except as otherwise expressly provided herein, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”) irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

Section 4.02                                Common Stock.  All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as otherwise provided in this Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”).

(a)                                  Voting Rights.  At every meeting of the stockholders of the Corporation, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in such holder’s name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of all stockholders. Every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the transfer books of the Corporation in connection with all matters submitted to a vote of the holders of Common Stock voting separately as a class.  No stockholder shall be entitled to exercise any right of cumulative voting.

(b)                                 Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (including the Common Stock of the Corporation) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(c)                                  No Preemptive Rights.  Subject to any Certificate of Designations, no stockholder of the Corporation shall have any preemptive or preferential right, nor be entitled as such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class or series, whether now or hereafter authorized, and whether issued for money or for consideration other than money, or of any issue of securities convertible into stock of the Corporation.

(d)                                 No Redemption Rights.  Subject to any Certificate of Designations, no stockholder of the Corporation shall have any right to have the shares of Common Stock held by such holder redeemed by the Corporation.

Section 4.03                                Preferred Stock.

(a)                                  Designation.  There shall be a series of Preferred Stock designated as “18% Senior Redeemable Series D Preferred Stock” (the “Series D Stock”).  The number of shares of Series D Stock authorized for issuance shall be 10, and each such share shall have a par value of $0.01.

(b)                                 Rank.  The Series D Stock shall, with respect to dividend rights and rights on liquidation, rank (a) junior to, or on a parity with, as the case may be, any other series of the Preferred Stock established by the Board, the terms of which shall specifically provide that such series shall rank senior to, or on parity with, as the case may be, the Series D Stock with respect to dividend rights and rights on liquidation, and (b) senior to any other equity securities of the Company, including all classes of Company Common Stock.  (All of such equity securities of the Company to which the Series D Stock ranks prior, including all classes of Company Common Stock, are at times collectively referred to herein as the “Junior Securities”).

(c)                                  Dividends.

(i)                                     The holders of record of shares of Series D Stock on the record date specified by the Board at the time such dividend is declared shall be entitled to receive, when, as and if declared by the Board, to the extent permitted under the DGCL, preferred dividends cumulative quarterly and payable on the first day of March, June, September and December (each such day being a “Dividend Payment Date”); provided, that such record date shall not be more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date; provided, further, that such dividends may, at the option of the Board, accrue and accumulate.  Each of such dividends shall be fully cumulative and shall accrue (whether or not declared, whether or not the Company has earnings or profits, and whether or not there are funds legally available for the payment of such dividends), without interest, from the first day of each of March, June, September and December, except that with respect to the first dividend, such dividend shall accrue from the date of the issuance of the Series D Stock.  The per annum dividend rate on outstanding shares shall be 18% per share, of which 3% may, at the option of the Board, be paid in cash and the remaining 15% shall accrue and accumulate until paid.  The Company shall take all actions required or permitted under the DGCL to permit the payment of dividends on the Series D Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

(ii)                                  All dividends paid with respect to shares of Series D Stock pursuant to paragraph (c)(i) shall be paid pro rata to the holders entitled thereto.  Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(iii)                               Each fractional share of Series D Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series D Stock pursuant to Paragraph (c)(i) hereof, and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared) without interest, and shall be payable in the same manner and at such times as provided for in Paragraph (c)(i) hereof with respect to dividends on each outstanding share of Series D Stock.

(iv)                              Notwithstanding anything contained herein to the contrary, no cash dividends on shares of Series D Stock shall be declared by the Board or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, specifically prohibits such declaration, payment or setting apart for payment; provided, that nothing herein contained shall in any way or under any circumstance be construed or deemed to require the Board to declare, or the Company to pay or set apart for payment, any dividends on shares of Series D Stock at any time, whether or not permitted by any of such agreements.

(v)                                 If at any time the Company shall have failed to pay all dividends that have accrued on any outstanding shares of any other series of the Preferred Stock having cumulative dividend rights ranking prior to or on parity with the shares of Series D Stock at the times such dividends are payable, no cash dividend shall be declared by the Board or paid or set apart for payment by the Company on shares of Series D Stock unless prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such other series of the Preferred Stock shall have been or be declared, paid or set apart for payment, without interest; provided, that in the event such failure to pay accrued dividends is only with respect to the outstanding shares of Series D Stock and any outstanding shares of any other series of the Preferred Stock having cumulative dividend rights on parity with the shares of Series D Stock, subject to Paragraph (c)(i) above, cash dividends may be declared, paid or set apart for payment, without interest, pro rata on shares of Series D Stock and shares of such other series of the Preferred Stock so that the amount of any cash dividends declared, paid or set apart for payment on shares of Series D Stock and shares of such other series of the Preferred Stock shall in all cases bear to each other the same ratio that, at the time of such declaration, payment or setting apart for payment, all accrued but unpaid cash dividends on shares of Series D Stock and shares of such other series of the Preferred Stock bear to each other.  Any dividend not paid pursuant to Paragraph (c)(i) hereof or this Paragraph (c)(v) shall be fully cumulative and shall accrue (whether or not declared), without interest, as set forth in Paragraph (c)(i) hereof.

(vi)                              Holders of shares of Series D Stock shall be entitled to receive the dividends provided for in Paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

(vii)                           So long as any shares of Series D Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than pursuant to the conversion rights set forth herein and other than distributions or dividends in stock to the holders of such stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid cash dividends on shares of Series D Stock not paid on the dates provided for in Paragraph (c)(i) hereof (including if not paid pursuant to the terms and conditions of paragraph (c)(i) or Paragraph (c)(v) hereof) shall have been or be paid; provided, that nothing herein contained shall limit or restrict the Company or any corporation or other entity directly or indirectly controlled by the Company from purchasing, redeeming or otherwise retiring any securities of the Company, including any Junior Securities and any warrants, rights, calls or options exercisable for any of the Junior Securities, (I) issued to any individual who was or is an employee or officer of the Company or any of its subsidiaries, or (II) that are subject to any stockholders agreement, any agreement providing for put/call rights or any similar agreement to which the Company or any of its subsidiaries is a party, which agreement provides for such purchase, redemption or retirement.

(viii)                        Subject to the foregoing provisions of this Paragraph (c), the Board may declare, and the Company may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and pay, purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for any of the Junior Securities, and the holders of the shares of Series D Stock shall not be entitled to share therein.

(d)                                 Liquidation Preference.

(i)  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series D Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to one hundred dollars ($100) for each share outstanding (the “Liquidation Amount”) plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities; provided, that the holders of outstanding shares of Series D Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of any other series of the Preferred Stock having liquidation rights ranking prior to the shares of Series D Stock shall have been paid in full.  If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series D Stock and any outstanding shares of any other series of the Preferred Stock having liquidation rights on parity with the shares of Series D Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series D Stock and the holders of outstanding shares of such other series of the Preferred Stock are entitled were paid in full.  The consolidation or merger of the Company with another entity shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and shall not give rise to any rights provided for in this Paragraph (d).

(ii)                                  The liquidation payment with respect to each fractional share of Series D Stock outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series D Stock.

(e)                                  Redemption.

(i)  Optional.

(A)                              Shares of Series D Stock may be redeemed, in whole or from time to time in part, at the election of the Company (the “Optional Redemption”), at a redemption price per share in cash (the “Redemption Price”) equal to 118% of (x) the then-effective Liquidation Amount applicable to such share (treating the applicable date of redemption as the date of liquidation, dissolution or winding-up for such purpose) and (y) all accrued but unpaid dividends thereon.

(B)                                Shares of Series D Stock may be redeemed, in whole or from time to time in part, at a price per share equal to the then-effective Redemption Price at the election of the holder thereof or the Company, upon the occurrence of a Change of Control (as defined below) (a “Change of Control Redemption”), in which case the Redemption Price shall be paid in cash; provided, that the Company shall not be required to make a Change of Control Redemption if such a redemption would be prohibited by the terms of the 9-1/4% Notes, the New Notes or the Credit Agreement.  If the Redemption Price payable in respect of a Change of Control Redemption shall not be paid in cash, the Board shall promptly declare a special dividend, payable in shares of Series D Stock, in an amount equal to the excess of the then-effective Redemption Price over the Liquidation Amount.

(C)                                On or after June 15, 2008, at the election of a holder of

Series D Stock, exercisable by delivering to the Company a written notice stating the number of shares of Series D Stock such holder elects to redeem, the Company shall redeem all or any portion of the outstanding shares of Series D Stock held by such holder at the then-effective Redemption Price, payable in cash, within 60 days after the date of such notice.  Notwithstanding the foregoing, the Company shall not be required to redeem shares of Series D Stock to the extent such a redemption would be prohibited by the terms of the 9-1/4% Notes, the New Notes or the Credit Agreement, or by any applicable law (collectively, the “Redemption Prohibitions”).  If the Company can redeem only a portion of the Series D Stock that the holder elects to redeem without violating the Redemption Prohibitions, the Company shall redeem from the holder the maximum number of shares of Series D Stock it can redeem without violating the Redemption Prohibitions.  If more than one holder elects to redeem shares of Series D Stock and the Company is subject to Redemption Prohibitions, the Company shall redeem shares of Series D Stock on a pro rata basis (based on the number of shares held by each holder). The Company shall redeem all or a portion of the remaining shares of Series D Stock from time to time when the Company can do so without violating the Redemption Prohibitions, on a pro rata basis (based on the number of shares held by each holder) if more than one holder has elected to redeem shares of Series D Stock.

(D)                               Definitions.

“9-1/4% Notes” shall mean the 9-1/4% Senior Subordinated Notes due 2008 of the Company, as amended.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of January 11, 2002, by and among the Company and LaSalle Bank National Association as Agent, LaSalle Bank National Association and Bank One, N.A., together with all related agreements, instruments and documents executed or delivered pursuant thereto at any time, in each case as such agreements, instruments and documents may be amended, restated, modified or supplemented and in effect from time to time, including any agreements, instruments or documents extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness and other obligations under such credit agreement or any successor or replacement agreement, whether by the same or any other agent, lender or group of lenders.

“New Notes” shall mean the 14% Senior Subordinated Second Lien Notes due 2006 of the Company, as the same may be amended, restated, modified or supplemented from time to time.

(ii)                                  Allocation.  If the Company elects to make an Optional Redemption or a

Change of Control Redemption, the Company may redeem all or any number of the shares of Series D Stock then outstanding.  If the Company shall elect to redeem less than all of the shares of Series D Stock then outstanding, the Company shall determine the number of shares of Series D Stock to be redeemed and shall redeem from each holder a number of shares of Series D Stock equal to the product of (i) the number of shares of Series D Stock held by such holder multiplied by (ii) a fraction, the numerator of which shall be the number of shares of Series D Stock included in such redemption by the Company and the denominator of which shall be the total number of shares of Series D Stock then outstanding.

(f)                                    Procedure for Redemption.

(i)                                     In the event the Company shall redeem shares of Series D Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the stock register of the Company.  Each such notice shall state:  (v) the redemption date; (w) the number of shares of Series D Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (x) the Redemption Price; (y) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (z) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

(ii)                                  Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Series D Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Redemption Price) shall cease.  Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price aforesaid.  In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

(g)                                 Voting Rights.

(i)                                     The holders of record of Series D Stock shall not be entitled to any voting rights except as hereinafter provided in this Paragraph (g).

(ii)                                  So long as any shares of Series D Stock are outstanding, the Company will not, without the affirmative vote or consent at an annual or special meeting of its stockholders of at least a majority of the outstanding shares of Series

D Stock (excluding treasury shares and shares held by Subsidiaries of the Company) voting as a separate class, create any class or series of shares ranking senior to the Series D Stock either as to dividends or upon liquidation, or amend, alter or repeal (whether by merger, consolidation or otherwise) the Certificate of Incorporation to affect adversely the voting powers (except as such powers may be limited by the voting rights given to additional shares of any class), rights or preferences of the Series D Stock.

(iii)                               At any annual or special meeting of the stockholders of the Company at which a matter is submitted to the holders of Series D Stock, each holder shall be entitled to one vote per share of Series D Stock.

Article V

Section 5.01                                Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors initially consisting of eight (8) directors. The number of directors may be increased or decreased from time to time in accordance with the provisions of Section 5.02; provided that the number of directors shall not be less than three (3) nor more than nine (9).

Section 5.02                                Increase or Decrease in Board of Directors. The number of directors may be increased or decreased only pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office.

Section 5.03                                Vacancies in the Board.  Newly created directorships resulting from any increase in the number of directors and any director vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled as provided in the Amended and Restated Bylaws of the Corporation (the “Bylaws”).  Any director elected in accordance with this Section 5.05 shall hold office until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 5.04                                Removal of Directors.  A director shall hold office until the annual meeting of the year in which such director’s term expires and until such director’s successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal from office.  Any director or the entire Board of Directors of this Corporation may be removed with or without cause at any annual or special meeting of stockholders by the holders of a majority of the shares then entitled to vote at an election of directors.

Section 5.05                                Written Ballot.  The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

Section 5.06                                Approval of Related Party Transactions.  All related party transactions (defined below) shall be approved by the Corporation’s Audit Committee.  “Related party transaction” shall refer to transactions required to be disclosed pursuant to Regulation S-K, Item 404 promulgated by the Securities and Exchange Commission or any successor regulation.

Article VI

Section 6.01                                Stockholder Action by Written Consent. Any corporate action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation (either by hand or by certified or registered mail, return receipt requested) at its registered office in the State of Delaware or its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

Section 6.02                                Calling of Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by (i) the chairperson of the Board of Directors, or (ii) the Board of Directors pursuant to a resolution adopted by a majority of the directors. Any other power of stockholders to call a special meeting is specifically denied.

Section 6.03                                Business at Special Meeting of Stockholders. No business other than that stated in the notice shall be transacted at any special meeting of stockholders.

Section 6.04                                Notice of Stockholder Proposals. Advanced notice of the proposal of business by stockholders, including, without limitation, nominations of directors, shall be given in the manner provided in the Bylaws, as amended and in effect from time to time.

Article VII

Section 7.01                                Amendment or Modification of Bylaws. Subject to Article 11 of the Bylaws, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the affirmative vote of stockholders having at least a majority of the voting power of the then outstanding Voting Stock of the Corporation.

Article VIII

Section 8.01                                Limitation of Director’s Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by a amended DGCL.  Any repeal or modification of this Article VIII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Article IX

Section 9.01                                Right to Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented (“Section 145”), indemnify any director or officer of the Corporation whom it shall have the power to indemnify under said section (each a “Covered Person”) from and against any and all of the expenses, liabilities, or other matters referred to in or covered by Section 145 (“Covered Matter”).

Section 9.02                                Authorization of Indemnification. Notwithstanding Section 9.01, the Corporation shall indemnify a Covered Person only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such Covered Person has met the applicable standard of conduct set forth in Section 145. Such determination shall be made, with respect to a Covered Person who is a director or officer at the time of such determination, (1) by the Board of Directors by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Corporation.

Section 9.03                                Advancement of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director in defending any Covered Matter may be paid by the Corporation in advance of the final disposition of such Covered Matter upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other Covered Persons may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 9.04                                Non-exclusive Rights. The indemnification and advancement of expenses provided by or granted pursuant to this Article IX shall not be deemed exclusive of any other rights to which Covered Persons may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 9.05                                Amendment or Repeal of Article IX.  Any amendment or repeal of this Article IX shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.  The indemnification and advancement of expenses provided by or granted pursuant to this Article IX, unless otherwise provided when authorized or ratified, shall continue as to a Covered Person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors, and administrators of such person.”

5.  This Certificate was duly adopted in accordance with Sections 141(f), 242, and 245 of the DGCL by the unanimous written consent of the Corporation’s Board of Directors and by the stockholders having not less than the minimum number of votes required to adopt this Certificate, with written notice being provided to all stockholders in accordance with Section 228 of such law.

IN WITNESS WHEREOF, Standard Parking Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by an authorized officer of Standard Parking Corporation as of the 2nd day of June, 2004.

Standard Parking Corporation

By:	/s/ James A. Wilhelm
Name: James A. Wilhelm
Title: President and Chief Executive Officer